Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders
Roaming Messenger, Inc.

We consent to the incorporation in this registration statement on Amendment No. 3 to Form SB-2 of Roaming Messenger, Inc. of our report dated September 10, 2004, with respect to the consolidated balance sheets of Roaming Messenger, Inc. as of June 30, 2004, and 2003 the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. We also consent to the reference to us under the caption "Experts" in such registration statement.


Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, CA
August 9, 2005